Exhibit 10.10

EMPLOYMENT AGREEMENT FOR SENIOR VICE PRESIDENTS

     THIS AGREEMENT (the “Agreement”), made this 17th day of January, 2005, by and between YARDVILLE NATIONAL BANK (the “Bank”) and Patrick L. Ryan (the “Officer”). References to “the Company” herein shall refer to YARDVILLE NATIONAL BANCORP, a New Jersey corporation (the “Company”) and the holding company for the Bank.

W I T N E S S E T H

     WHEREAS, the Bank desires to retain the services of the Officer as an employee of the Bank; and

     WHEREAS, the Officer and the Bank (desire to enter into an employment agreement setting forth the terms and conditions of the continuing employment of the Officer and the related rights and obligations of the parties.

     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereby agree as follows:

     1. Employment. The Bank shall employ the Officer as a Senior Vice President/Strategic Planning Officer of the Bank. The Officer shall render such administrative and management services as are customarily provided by persons employed in similar officer capacities and shall have such other powers and duties as the Chief Executive Officer or the Board may prescribe from time to time.

     2. Location and Facilities. The Bank will furnish the Officer with the working facilities and staff customary for officers with the title and duties set forth in Section 1 and as are necessary for the performance of the Officer’s duties. The location of such facilities and staff shall be at the principal administrative offices of the Bank, or at such other site or sites customary for such offices.

     3. Term.

a.	The term of this Agreement shall be (i) the initial term, consisting of the period commencing on the date of this Agreement (the “Effective Date”) and ending on the first anniversary of the Effective Date, plus (ii) any and all extensions of the initial term made pursuant to this Section 3.

b.	On each anniversary of the Effective Date prior to the termination of the Agreement, the term under this Agreement shall be extended automatically for an additional one (1) year period without action by any party provided, however, that neither the Bank nor the Officer shall have given written notice at least sixty (60) days prior to such anniversary date of their desire that the term not be extended.

     4. Base Compensation.

a.	The Bank agrees to pay the Officer during the term of this Agreement a base salary at the rate of $126,000.00 per year, payable in accordance with customary payroll practices.

b.	The Executive Management Committee of the Bank shall review annually the rate of the Officer’s base salary based upon factors they deem relevant, and may maintain, increase or decrease the Officer’s base salary.

c.	In the absence of action by the Executive Management Committee, the Officer shall continue to receive base salary at the annual rate specified on the Effective Date or, if another rate has been established under the provisions of this Section 4, the rate last properly established by action of the Executive Management Committee under the provisions of this Section 4.

     5. Bonuses. Officer shall be entitled to participate in any discretionary bonuses or other incentive compensation programs that may be awarded from time to time to senior management employees, pursuant to bonus plans or otherwise.

     6. Benefit Plans. The Officer shall be entitled to participate in such life insurance, medical, dental, pension, profit sharing, and retirement plans, stock compensation plans and other benefit programs and arrangements as may be approved from time to time for the benefit of Bank employees.

     7. Vacation and Leave.

a.	The Officer may take vacations and other leave in accordance with Bank policy for senior officers, or otherwise as approved by the Board.

b.	In addition to paid vacations and other leave, the Officer shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his duties for such additional periods of time and for such valid and legitimate reasons as the Bank may determine in its discretion. Further, the Bank may grant to the Officer a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the Bank, in its discretion, may determine.

     8. Expense Payment and Reimbursements. The Officer shall be reimbursed for all reasonable out-of-pocket business expenses incurred in connection with services performed under this Agreement upon substantiation of such expenses in accordance with applicable policies of the Bank.

     10. This Section 9 has been intentionally left blank.

     10. Loyalty and Confidentiality.

a.	During the term of this Agreement: (i) the Officer shall devote the requisite time, attention, skill, and efforts to the faithful performance of his duties hereunder; provided, however, that from time to time, the Officer may serve on the boards of directors of, and hold any other offices or positions in, companies or organizations which will not present any conflict of interest with the Bank or any of its subsidiaries or affiliates, unfavorably affect the performance of the Officer’s duties pursuant to this Agreement, or violate any applicable statute or regulation; and (ii) the Officer shall not engage in any business or activity contrary to the business affairs or interests of the Bank or any of its subsidiaries or affiliates.

b.	Nothing contained in this Agreement shall prevent or limit the Officer’s right to invest in the capital stock or other securities of any business dissimilar from that of the Bank or any of its subsidiaries or affiliates, or, solely as a passive, minority investor, in any business.

c.	The Officer agrees to maintain the confidentiality of any and all information concerning the operations or financial status of the Bank; the names or addresses of any borrowers, depositors and other customers; any information concerning or obtained from such customers; and any other information concerning the Bank to which the Officer may be exposed during the course of the Officer’s employment with the Bank. The Officer further agrees that, unless required by law or specifically permitted by the Board in writing, the Officer will not disclose to any person or entity, either during or subsequent to employment with the Bank, any of the above-mentioned information which is not generally known to the public, nor shall the Officer employ such information in any way other than for the benefit of the Bank or any of its subsidiaries or affiliates.

     11. Termination and Termination Pay. Subject to Section 12 of this Agreement, the Officer’s employment under this Agreement may be terminated in the following circumstances:

a.	Death. The Officer’s employment under this Agreement shall terminate upon the Officer’s death during the term of this Agreement, in which event the Officer’s estate shall be entitled to receive the compensation due to the Officer through the last day of the calendar month of death.

b.	Retirement. Notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate upon the Officer’s retirement and will be subject to any retirement benefit plan or plans provided for under Section 6 of this Agreement or otherwise.

c.	Disability.

i.	The Bank or the Officer may terminate the Officer’s employment after having established the Officer’s Disability. For purposes of this Agreement, “Disability” means the Officer’s suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Officer, or by the Social Security Administration, to be a disability rendering the Officer totally and permanently disabled. The Bank shall determine in good faith whether or not the Officer is disabled for purposes of this Agreement. As a condition to any benefits, the Bank may require the Officer to submit proof of the carrier’s or the Social Security Administration’s determination of disability.

ii.	In the event of such Disability, the Officer’s obligation to perform services under this Agreement will terminate. In the event of such termination, the Officer shall continue to receive one-hundred percent (100%) of the Officer’s monthly base salary (at the annual rate in effect on the date of termination) through the earlier of the date of the Officer’s death, the date the Officer attains age 65 or the date which is six (6) months after the Officer’s termination date. Such payments shall be reduced by the amount of any short- or long-term disability benefits payable to the Officer under any other disability program sponsored by the Bank.

iii.	In addition, during any period of Disability for which the Officer is receiving payments under this Section 11(c), the Officer and the Officer’s dependents shall, to the greatest extent possible, continue to be covered under all benefit plans (including, without limitation, retirement plans and medical, dental and life insurance plans) under which the Officer participated prior to the Disability, on the same terms as if the Officer were actively employed through the earlier of the date of the Officer’s death, the date the Officer attains age 65 or the date which is six (6) months after the Officer’s termination date.

d.	Just Cause.

i.	The Bank may, by written notice to the Officer in the form and manner specified in this paragraph, immediately terminate the Officer’s employment with the Company or the Bank, respectively, at any time, for Just Cause. The Officer shall have no right to receive compensation or other benefits for any period after termination for Just Cause, except for previously vested benefits. Termination for “Just Cause” shall mean termination because of, in the good faith determination of the Bank, the Officer’s:

(1)	Personal dishonesty;

(2)	Incompetence;

(3)	Willful misconduct;

(4)	Breach of fiduciary duty involving personal profit;

(5)	Intentional failure to perform duties under this Agreement;

(6)	Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflects adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or

(7)	Material breach of any provision of this Agreement.

e.	Voluntary Termination by the Officer. In addition to the Officer’s other rights to terminate employment under the Agreement, the Officer may voluntarily terminate employment during the term of this Agreement upon at least sixty (60) days prior written notice to the Bank, in which case the Officer shall receive only compensation, vested rights and employee benefits up to the date of termination.

f.	Without Just Cause.

i.	In addition to termination pursuant to Sections 11(a) through 11(e), the Bank may, by means of written notice, immediately terminate the Officer’s employment at any time for a reason other than Just Cause (a termination “Without Just Cause”).

ii.	Subject to Section 12 hereof, in the event of termination under this Section 11(f), the Officer shall be entitled to receive the annual base salary that would have been paid for the remaining term of the Agreement, including any renewals or extensions thereof, determined by reference to the highest annual rate of base salary in effect pursuant to Section 4 of this Agreement in any of the twelve (12) months immediately preceding the Officer’s termination date. The sum due under this Section 11(f) shall be paid in one lump sum within thirty (30) calendar days of the Officer’s termination.
(3)

iii.	Notwithstanding the foregoing, a reduction in base salary or a reduction or elimination of the Officer’s participation in or benefits under one or more benefit plans that occurs as part of a good faith, overall reduction in salary or a reduction or elimination of plans or benefits provided thereunder, provided such reduction or elimination applies to all participants in a non-discriminatory manner (except as such discrimination may be necessary to comply with law), shall not constitute a material breach of this Agreement, provided that benefits of the same type or to the same general extent as those offered under the plan prior to reduction or elimination are not available to other officers of the Bank or its affiliates, or any company that controls either of them, under a plan or plans under which the Officer is not entitled to participate.

iv.	Notwithstanding anything in this Agreement to the contrary, during the six (6) month period beginning on the effective date of a Change in Control (as defined in Section 12(a)), the Officer may voluntarily terminate employment under this Agreement for any reason and such termination shall constitute termination Without Just Cause.

g.	Continuing Covenant Not to Compete or Interfere with Relationships. Regardless of anything herein to the contrary, following a termination by the Bank or the Officer pursuant to Section 11(f) and continuing until the six (6) month anniversary of the effective date of such termination, (i) the Officer’s obligations under Section 10(c) of this Agreement will continue in effect; and (ii) the Officer shall not interfere with the relationship between the Bank and any of its employees, agents, customers or representatives.

     12. Termination in Connection with a Change in Control.

a.	“Change in Control” means any one of the following events occurs:

i.	Merger: the Company merges into or consolidates with another corporation, or merges another corporation into the Company and, as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation;

ii.	Acquisition of Significant Share Ownership: a report on Schedule 13D or another form or schedule (other than Schedule 13G) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner(s) of 25% or more of a class of the Company’s voting securities, but this clause (ii) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns fifty percent (50%) or more of its outstanding voting securities;

iii.	Change in Board Composition: during any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least three-fourths (3/4) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period; or

iv.	Sale of Assets: The Company sells to a third party all or substantially all of its assets.

b.	If, within the period beginning six (6) months prior to and ending eighteen (18) months after a Change in Control, the Bank shall terminate the Officer’s employment Without Just Cause, the Bank shall, within thirty (30) calendar days of the Officer’s termination of employment, make a lump-sum cash payment to the Officer in an amount equal to one and one-half times the Officer’s highest annual rate of base salary during the eighteen (18) month period preceding the effective date of the Change in Control. This cash payment shall be made in lieu of any payment also required under Section 11(f) of this Agreement because of a termination in such period.

     13. Indemnification and Liability Insurance.

a.	Indemnification. The Bank agrees to indemnify the Officer (and the Officer’s heirs, executors, and administrators), and to advance expenses related thereto, to the fullest extent permitted under applicable law and regulations, against any and all expenses and liabilities reasonably incurred by the Officer in connection with or arising out of any action, suit, or proceeding in which the Officer may be involved by reason of having been a director or Officer of the Bank or any of its subsidiaries or affiliates (whether or not the Officer continues to be a director or Officer at the time of incurring any such expenses or liabilities). Such expenses and liabilities shall include, but shall not be limited to, judgments, court costs, attorneys’ fees and the costs of reasonable settlements, such settlements to be approved by the Board, if such action is brought against the Officer in the Officer’s capacity as an officer or director of the Bank or any of its subsidiaries or affiliates. Indemnification for expenses shall not extend to matters for which the Officer has been terminated for Just Cause. Nothing contained herein shall be deemed to provide indemnification otherwise prohibited by applicable law or regulation. Notwithstanding anything herein to the contrary, the obligations of this Section 13 shall survive the term of this Agreement by a period of six (6) years.

b.	Insurance. During the period in which indemnification of the Officer is required under this Section 13, the Bank shall provide the Officer (and the Officer’s heirs, executors, and administrators) with coverage under a directors’ and officers’ liability policy at the expense of the Bank, at least equivalent to the coverage provided to directors and senior officers of the Bank.

     14. Injunctive Relief. If there is a breach or threatened breach of Section 11(g) of this Agreement, the Bank and the Officer agree that there is no adequate remedy at law for such breach, and further, that the Bank shall be entitled to injunctive relief restraining the Officer from such breach or threatened breach, but such relief shall not be the exclusive remedy hereunder for such breach. The parties hereto likewise agree that the Officer, without limitation, shall be entitled to injunctive relief to enforce the obligations of the Bank under Section 12 of this Agreement.

     15. Successors and Assigns.

a.	This Agreement shall inure to the benefit of and be binding upon any corporate or other successor that acquires, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Company or the Bank.

b.	Since the Bank is contracting for the Officer’s unique and personal skills, the Officer shall be precluded from assigning or delegating any rights or duties hereunder without first obtaining the written consent of the Bank.

     16. No Mitigation. The Officer shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking new employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Officer in any subsequent employment.

     17. Notices. All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 48 hours after mailing at any general or branch office of the United States Postal Service, by registered or certified mail, postage prepaid, addressed to the Bank at its principal business office and to the Officer at the Officer’s home address as maintained in the records of the Bank.

     18. Joint and Several Liability; Payments by the Company and the Bank. To the extent permitted by law, the Company shall be jointly and severally liable with the Bank for the payment of all amounts due under this Agreement and shall guarantee the performance of the Bank’s obligations hereunder, provided, however, that the Company shall not be required by this Agreement to pay the Officer a base salary or any bonuses or any other cash payments, except in the event that the Bank does not fulfill its obligations to the Officer for such payments.

     19. No Plan Created by this Agreement. The Officer and the Bank expressly declare and agree that this Agreement was negotiated among them and that no provisions of this Agreement are intended to, or shall be deemed to, create any “plan” for purposes of the Employee Retirement Income Security Act of 1974 (ERISA) or any other law or regulation, and each party expressly waives any right to assert the contrary. Any assertion in any judicial or administrative filing, hearing, or process that such a plan was created by this Agreement shall be deemed a material breach of this Agreement by the party making such an assertion.

     20. Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as otherwise specifically provided for herein.

     21. Applicable Law. Except to the extent preempted by federal law, the laws of the State of New Jersey shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

     22. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the remaining provisions hereof.

     23. Headings. Headings contained herein are for convenience of reference only.

     24. Entire Agreement. This Agreement, together with any understandings or modifications agreed to in writing by the parties, shall constitute the entire agreement among the parties with respect to the subject matter hereof, other than written agreements with respect to specific plans, programs or arrangements described in Sections 5 and 6. This agreement supercedes and replaces in its entirety any previous employment agreements between or among the Bank, the Company and the Officer.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

Attest:	YARDVILLE NATIONAL BANK

	By:	F. Kevin Tylus

Kathleen Fone	Title:	Senior Executive Vice President & Chief Operating Officer

Witness:

YARDVILLE NATIONAL BANCORP

	By:	F. Kevin Tylus

Kathleen Fone	Title:	Senior Executive Vice President

Witness:

Kathleen Fone		Patrick L. Ryan

Witness		Patrick L. Ryan
Senior Vice President